Exhibit 99.1

NEWS RELEASE

For Release:	Immediate

Contact:	Ted Detrick, Investor Relations - (215) 761-1414
Wendell Potter, Media Relations - (215) 761-4450

CIGNA REPORTS THIRD QUARTER 2006 RESULTS

Earnings Reflect Strong Results in the Health Care Business

o	Net income was $2.75 per share[1] in the quarter, a 38% increase over third quarter 2005. Adjusted income from operations[2] was $2.48 per share[1], a 28% increase over third quarter 2005.

o	Medical membership is expected to grow organically by 1%-2% in 2006, in addition to the membership gained with the Star HRG acquisition.

o	The company repurchased approximately 8.4 million shares for $931 million during third quarter 2006 and approximately 22.6 million shares for $2.4 billion year to date through October 2006.

o
Estimated full year 2006 consolidated adjusted income from operations[2,6] increased to an expected range of $995 million to $1.035 billion and 2006 EPS estimate increased to an expected range of $8.85 to $9.15 per share[1].

PHILADELPHIA, November 1, 2006 -- CIGNA Corporation (NYSE: CI) today reported net income of $298 million, or $2.75 per share1, for the third quarter of 2006 compared with $259 million, or $2.00 per share1, for the same period last year.

CIGNA's adjusted income from operations2 was $268 million, or $2.48 per share1, for the third quarter of 2006 versus $251 million, or $1.94 per share1, for the same period last year. This quarter’s earnings reflect strong results in CIGNA's health care business.

“We are very pleased with our consolidated results for the quarter. Consolidated earnings exceeded our expectations, and membership grew as expected in the quarter. We continue to invest in and capitalize on our capabilities as a consumer focused health advocate to maintain our leadership position in the consumer driven benefits marketplace,” said CIGNA Chairman and CEO H. Edward Hanway.

“We are winning new business in a very competitive marketplace because we are demonstrating to current and prospective customers the value of our consumerism and health advocacy capabilities. Employers understand how the health advocacy, cost and quality information we provide can help their employees lead healthier and more productive lives and at the same time how our health and wellness solutions are helping them better manage their employee-benefit expenses.”

CONSOLIDATED HIGHLIGHTS

The following is a reconciliation of adjusted income from operations2 to net income (after-tax; dollars in millions, except per share amounts):

	Three months ended
	September 30,	September 30,	June 30,
	2006	2005	2006

Adjusted income from operations[2]	$268	$251	$270
Realized investment gains, net	34	6	3
Special items,[3] net	-	2	-
Income from continuing operations	302	259	273
Income (Loss) from discontinued operations	(4)	-	-
Net income	$298	$259	$273

Adjusted income from operations[2], per share[1]	$2.48	$1.94	$2.31
Income from continuing operations, per share[1]	$2.79	$2.00	$2.33
Net income per share[1]	$2.75	$2.00	$2.33

•	Consolidated revenues were $4.1 billion for the third quarter of 2006 and $4.0 billion for the third quarter of 2005.

•
Health care medical claims payable[4] were approximately $750 million at September 30, 2006 and $800 million at December 31, 2005. The decline primarily reflects the impact of favorable prior year claim development.

•
The company repurchased on the open market approximately 8.4 million shares of its stock for $931 million during the third quarter of 2006 and approximately 22.6 million shares for $2.4 billion year to date through October 2006. On October 25, 2006, CIGNA's Board of Directors increased the company’s stock repurchase authority by $500 million. As of November 1, 2006, the company has approximately $820 million of stock repurchase authority available.

•
Cash and investments at the parent company were approximately $350 million at September 30, 2006 and $1.0 billion at December 31, 2005, reflecting increased dividends from subsidiaries and the impact of continued stock repurchase activity.

HIGHLIGHTS OF SEGMENT RESULTS

•	“Adjusted segment earnings (loss)” are adjusted income (loss) from operations[2], as applicable, for each segment (see Exhibit 2).

Health Care

•
This segment includes medical and specialty health care products and services provided on guaranteed cost, retrospectively experience-rated and service-only funding bases. Specialty health care includes behavioral, dental, disease management and pharmacy-related products and services.

Financial Results (dollars in millions, medical membership in thousands):

	Third Qtr.	Third Qtr.		Second Qtr.
	2006	2005	Change	2006	Change

Adjusted Segment Earnings, After-Tax	$177	$164	8%	$159	11%
Premiums and Fees	$2,474	$2,513	(2)%	$2,423	2%
Segment Margin, After-Tax[5]	6.1%	5.8%	30 bps	5.6%	50 bps

Total Medical Membership	9,321	9,066	2.8%	9,019	3.3%

•
Adjusted segment earnings include favorable after-tax prior year claim development of $11 million for the third quarter 2006, $16 million for the second quarter 2006 and $25 million for the third quarter 2005. Excluding prior year claim development, the third quarter 2006 adjusted segment earnings reflect effective operating expense management and better than expected guaranteed cost results due to strong pricing execution.

•
Health Care segment premiums and fees reflect the loss of a large prescription drug contract in 2006, with minimal earnings impact. Excluding the impact of this account, premiums and fees increased by approximately 11% year-over-year, primarily due to increased guaranteed cost medical membership and rate increases.

•	Medical membership includes 166 thousand members related to the acquisition of Star HRG during the quarter.

Disability and Life

•	This segment includes CIGNA’s group disability, life, and accident insurance operations that are managed separately from the health care business.

Financial Results (dollars in millions):

	Third Qtr.	Third Qtr.		Second Qtr.
	2006	2005	Change	2006	Change

Adjusted Segment Earnings, After-Tax	$58	$57	2%	$64	(9)%
Premiums and Fees	$528	$508	4%	$526	--
Segment Margin, After-Tax[5]	9.2%	9.1%	10 bps	10.1%	(90) bps

•
Adjusted segment earnings in the quarter benefited from the net favorable impact of reserve reviews of $12 million after-tax. Excluding the impact of the reserve reviews, results reflected continued strong disability management results and less favorable mortality experience in the life and accident lines of business.

International

•	This segment includes CIGNA’s life, accident and health insurance and expatriate benefits businesses operating in select international markets.

Financial Results (dollars in millions):

	Third Qtr.	Third Qtr.		Second Qtr.
	2006	2005	Change	2006	Change

Adjusted Segment Earnings, After-Tax	$31	$24	29%	$36	(14)%
Premiums and Fees	$388	$316	23%	$372	4%
Segment Margin, After-Tax[5]	7.6%	7.2%	40 bps	9.1%	(150) bps

•
Adjusted segment earnings, as well as premiums and fees, were strong in the quarter due to substantial growth in the U.S. expatriate benefits business and the life, accident and health insurance business, particularly in South Korea.

Other Segments

•	Adjusted segment earnings (losses) for CIGNA's remaining operations are presented below (after-tax, dollars in millions):

	Third Qtr.	Third Qtr.		Second Qtr.
	2006	2005	Change	2006	Change
Run-off Retirement	$5	$-	--	$5	--
Run-off Reinsurance	$(6)	$(3)	(100%)	$(16)	63%
Other Operations	$25	$25	--	$21	19%
Corporate	$(22)	$(16)	(38%)	$1	--

•	The third quarter Corporate results include higher net interest expense (lower net interest income) as a result of the stock repurchase program.

OUTLOOK

•
CIGNA currently estimates full year 2006 consolidated adjusted income from operations[2,6] to be in the range of $995 million to $1.035 billion, or $8.85 to $9.15 per share[1], including $635 million to $665 million for the Health Care segment.

•	CIGNA’s earnings per share[1] outlook excludes the impact of any future stock repurchase.

•	Medical membership is expected to grow organically by 1%-2% in 2006, in addition to the membership gained with the Star HRG acquisition.

•	Management will provide additional information about the 2006 and 2007 earnings outlook on CIGNA's third quarter 2006 earnings call.

This quarterly earnings release and the Quarterly Statistical Supplement are available on CIGNA’s web site in the Investor Relations, Most Recent Disclosures section (http://www.cigna.com/general/about/investor/disclosures_recent.html). A link to the conference call, on which management will review third quarter 2006 results and discuss the full year 2006 and 2007 outlook, is available in the Investor Relations, Event Calendar section of CIGNA’s website (http://www.cigna.com/general/about/investor/events.html).

*Notes:

1.	Earnings per share (EPS) are on a diluted basis.

2.
CIGNA measures the financial results of its segments using Segment Earnings (Loss), which is defined as income (loss) from continuing operations excluding realized investment results. Adjusted income (loss) from operations is segment earnings (loss) excluding special items (which are identified and quantified in Note 3). Adjusted income (loss) from operations is a measure of profitability used by CIGNA’s management because it presents the underlying results of operations of CIGNA’s businesses and permits analysis of trends in underlying revenue, expenses and net income. This measure is not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measures, which are income from continuing operations and net income. See Exhibit 2 for a reconciliation, by segment, of third quarter 2006 and 2005 GAAP segment earnings (loss), income from continuing operations, and consolidated net income to adjusted income (loss) from operations.

3.	The special items included in net income and segment earnings (loss), but excluded from adjusted income (loss) from operations, adjusted segment earnings and the calculation of segment margins are:

Third Quarter 2005

o	After-tax gain of $2 million resulting from the accelerated recognition of a portion of the deferred gain on the sale of CIGNA's retirement business.

4.
Health care medical claims payable are presented net of reinsurance and other recoverables. The gross health care medical claims payable balance was $1.0 billion as of September 30, 2006 and $1.2 billion as of December 31, 2005.

5.	Segment margins in this press release are calculated by dividing adjusted segment earnings by segment revenues excluding realized investment results.

6.
Information is not available for management to reasonably estimate future net income at this time. Full year 2006 net income will include realized investment results, which are not predictable, and may include special items. Special items for the remainder of 2006 could include potential charges associated with matters in litigation and potential charges associated with cost reduction initiatives. Information is not available for management to identify, other than these items, or reasonably estimate 2006 special items.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

CIGNA and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in CIGNA's filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors. Forward-looking statements may contain information about financial prospects, economic conditions, trends and other uncertainties. These forward-looking statements are based on management’s beliefs and assumptions and on information available to management at the time the statements are or were made. Forward-looking statements include but are not limited to the information concerning possible or assumed future business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, trends and, in particular, CIGNA's cost reduction programs and activities, litigation and other legal matters, operational improvement in the health care operations, and CIGNA's outlook for the full year 2006 and 2007. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “may,” “should,” or similar expressions.

You should not place undue reliance on these forward-looking statements. CIGNA cautions that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increased medical costs that are higher than anticipated in establishing premium rates in CIGNA's health care operations, including increased use and costs of medical services;
2.	increased medical, administrative, technology or other costs resulting from new legislative and regulatory requirements imposed on CIGNA's employee benefits businesses;
3.
challenges and risks associated with implementing the improvement initiatives in the health care operations, the organizational realignment and the reduction of overall CIGNA and health care cost structure, including that operational efficiencies and medical cost benefits do not emerge as expected and that medical membership does not grow as expected;

4.
risks associated with pending and potential state and federal class action lawsuits, purported securities class action lawsuits, disputes regarding reinsurance arrangements, other litigation and regulatory actions challenging CIGNA's businesses and the outcome of pending government proceedings and federal tax audits;

5.	heightened competition, particularly price competition, which could reduce product margins and constrain growth in CIGNA's businesses, primarily the health care business;
6.	significant changes in interest rates;
7.	downgrades in the financial strength ratings of CIGNA's insurance subsidiaries, which could, among other things, adversely affect new sales and retention of current business;
8.
limitations on the ability of CIGNA's insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries' financial strength ratings, changes in statutory reserve or capital requirements or other financial constraints;

9.
inability of the program adopted by CIGNA to substantially reduce equity market risks for reinsurance contracts that guarantee minimum death benefits under certain variable annuities (including possible market difficulties in entering into appropriate futures contracts and in matching such contracts to the underlying equity risk);

10.
adjustments to the reserve assumptions (including lapse, partial surrender, mortality, interest rates and volatility) used in estimating CIGNA's liabilities for reinsurance contracts that guarantee minimum death benefits under certain variable annuities;

11.
adjustments to the assumptions (including annuity election rates and reinsurance recoverables) used in estimating CIGNA's assets and liabilities for reinsurance contracts that guarantee minimum income benefits under certain variable annuities;

12.
significant stock market declines, which could, among other things, result in increased pension expenses in CIGNA's pension plan in future periods and the recognition of additional pension obligations;

13.
unfavorable claims experience related to workers' compensation and personal accident exposures of the run-off reinsurance business, including losses attributable to the inability to recover claims from retrocessionaires;

14.	significant deterioration in economic conditions, which could have an adverse effect on CIGNA's operations and investments;
15.	changes in federal laws, such as amendments to income tax laws, which could affect the taxation of employer provided benefits, and pension legislation, which could increase pension cost;

16.
potential public health epidemics and bio-terrorist activity, which could, among other things, cause our covered medical and disability expenses, pharmacy costs, and mortality experience to rise significantly and cause operational disruption, depending on the severity of the event and number of individuals affected;

17.	risks associated with security or interruption of information systems which could among other things, cause operational disruption;
18.
challenges and risks associated with the successful management of CIGNA's outsourcing projects or key vendors, including the agreement with IBM for provision of technology infrastructure and related services; and

19.
risk factors detailed in CIGNA's Form 10-K for the year ended December 31, 2005 and Form 10-Q for the fiscal quarter ended June 30, 2006, including the Cautionary Statement in Management's Discussion and Analysis.

This list of important factors is not intended to be exhaustive. Other sections of the Annual Report on Form 10-K, including the “Risk Factors” section and other documents filed with the Securities and Exchange Commission include both expanded discussion of these factors and additional risk factors and uncertainties that could preclude CIGNA from realizing the forward-looking statements. CIGNA does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Exhibit 1
CIGNA CORPORATION COMPARATIVE SUMMARY OF FINANCIAL RESULTS (Dollars in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

REVENUES

Premiums and fees	$3,433	$3,381	$10,070	$10,151
Net investment income	296	334	924	995
Other revenues *	360	298	1,150	1,300
Realized investment gains	48	9	198	28
Total	$4,137	$4,022	$12,342	$12,474

ADJUSTED INCOME (LOSS) FROM OPERATIONS **

Health Care	$177	$164	$492	$542
Disability and Life	58	57	180	175
International	31	24	104	79
Run-off Retirement	5	-	10	8
Run-off Reinsurance	(6)	(3)	(22)	(29)
Other Operations	25	25	71	84
Corporate	(22)	(16)	(39)	(51)
Total	$268	$251	$796	$808

NET INCOME

Segment Earnings (Loss)
Health Care	$177	$164	$492	$528
Disability and Life	58	57	180	175
International	31	24	104	86
Run-off Retirement	5	2	10	200
Run-off Reinsurance	(6)	(3)	(22)	(29)
Other Operations	25	25	71	95
Corporate	(22)	(16)	(39)	(7)
Total	268	253	796	1,048
Realized investment gains, net of taxes	34	6	131	18
Income from continuing operations	302	259	927	1,066
Income (loss) from discontinued operations	(4)	-	(4)	349
Net income	$298	$259	$923	$1,415

DILUTED EARNINGS PER SHARE:

Adjusted income from operations	$2.48	$1.94	$6.87	$6.16
Realized investment gains, net of taxes	0.31	0.05	1.13	0.14
Special items, after-tax	-	0.01	-	1.82
Income from continuing operations	2.79	2.00	8.00	8.12
Income (loss) from discontinued operations	(0.04)	-	(0.03)	2.66
Net income	$2.75	$2.00	$7.97	$10.78
Weighted average shares (in thousands)	108,235	129,683	115,859	131,238

SHAREHOLDERS' EQUITY at September 30:			$4,257	$5,658

SHAREHOLDERS' EQUITY PER SHARE at September 30:			$41.50	$44.98

* Includes the following items:
(1) Pre-tax results from certain derivatives recorded in run-off reinsurance operations ($32 million loss for the third quarter of 2006, $56 million loss for the nine months of 2006, $45 million loss for the third quarter of 2005, $28 million loss for the nine months of 2005). CIGNA recorded corresponding offsets in other benefit expenses to adjust liabilities for certain specialty life reinsurance contracts.
(2) Pre-tax accelerated amortization ($2 million for the third quarter of 2006, $8 million for the nine months of 2006, $10 million for the third quarter of 2005 and $315 million for the nine months of 2005) of deferred gain on sale of retirement benefits business.
(3) Pre-tax benefit of $6 million ($4 million after-tax) for the nine months of 2005 related to an IRS tax settlement.

** See Exhibit 2 for a detailed reconciliation of adjusted income (loss) from operations to segment earnings (loss) and consolidated income from continuing operations and consolidated net income presented in accordance with generally accepted accounting principles (GAAP).

Exhibit 2

CIGNA Corporation Supplemental Financial Information
Reconciliation of Adjusted Income from Operations to GAAP Net Income

(Dollars in millions, except per share amounts)

	Diluted
	Earnings						Disability
	Per Share		Consolidated		Health Care		& Life		International
Three Months Ended September 30,	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005

Adjusted income (loss) from operations	$2.48	$1.94	$268	$251	$177	$164	$58	$57	$31	$24

Special items, after-tax:
IRS tax settlement	-	-	-	-	-	-	-	-	-	-
Accelerated recognition of deferred gain on
sale of retirement benefits business	-	0.01	-	2	-	-	-	-	-	-

Segment earnings (loss) *	2.48	1.95	268	253	$177	$164	$58	$57	$31	$24
Realized investment gains, net of taxes	0.31	0.05	34	6
Income from continuing operations **	2.79	2.00	302	259
Income (loss) from discontinued operations	(0.04)	-	(4)	-
Net income **	$2.75	$2.00	$298	$259

	Run-off		Run-off		Other
	Retirement		Reinsurance		Operations		Corporate
Three Months Ended September 30,	2006	2005	2006	2005	2006	2005	2006	2005

Adjusted income (loss) from operations	$5	$-	$(6)	$(3)	$25	$25	$(22)	$(16)

Special items, after-tax:
IRS tax settlement	-	-	-	-	-	-	-	-
Accelerated recognition of deferred gain on
sale of retirement benefits business	-	2	-	-	-	-	-	-

Segment earnings (loss) *	$5	$2	$(6)	$(3)	$25	$25	$(22)	$(16)
Realized investment gains, net of taxes
Income from continuing operations **
Income (loss) from discontinued operations
Net income **

	Diluted
	Earnings						Disability
Nine Months Ended September 30,	Per Share		Consolidated		Health Care		& Life		International
	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005

Adjusted income (loss) from operations	$6.87	$6.16	$796	$808	$492	$542	$180	$175	$104	$79

Special items, after-tax:
IRS tax settlement	-	0.61	-	81	-	-	-	-	-	7
Accelerated recognition of deferred gain on
sale of retirement benefits business	-	1.52	-	200	-	-	-	-	-	-
Charge for cost reduction programs	-	(0.25)	-	(33)	-	(14)	-	-	-	-
Charge associated with modified coinsurance arrangement	-	(0.06)	-	(8)	-	-	-	-	-	-

Segment earnings (loss) *	6.87	7.98	796	1,048	$492	$528	$180	$175	$104	$86
Realized investment gains, net of taxes	1.13	0.14	131	18
Income from continuing operations **	8.00	8.12	927	1,066
Income (loss) from discontinued operations	(0.03)	2.66	(4)	349
Net income **	$7.97	$10.78	$923	$1,415

	Run-off		Run-off		Other
Nine Months Ended September 30,	Retirement		Reinsurance		Operations		Corporate
	2006	2005	2006	2005	2006	2005	2006	2005

Adjusted income (loss) from operations	$10	$8	$(22)	$(29)	$71	$84	$(39)	$(51)

Special items, after-tax:
IRS tax settlement	-	-	-	-	-	11	-	63
Accelerated recognition of deferred gain on
sale of retirement benefits business	-	200	-	-	-	-	-	-
Charge for cost reduction programs	-	-	-	-	-	-	-	(19)
Charge associated with modified coinsurance arrangement	-	(8)	-	-	-	-	-	-

Segment earnings (loss) *	$10	$200	$(22)	$(29)	$71	$95	$(39)	$(7)
Realized investment gains, net of taxes
Income from continuing operations **
Income (loss) from discontinued operations
Net income **

* CIGNA measures the financial results of its segments using "segment earnings (loss)," which is defined as income (loss) from continuing operations before realized investment gains (losses).

** Income from continuing operations and net income are presented in accordance with generally accepted accounting principles (GAAP).